                 SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                        ____________________

                            SCHEDULE 13G

              UNDER THE SECURITIES EXCHANGE ACT OF 1934
                         (Amendment No. 2)*

                            FORD MOTOR CO
     ___________________________________________________________
                          (Name of Issuer)

                            COMMON STOCK
     ___________________________________________________________
                   (Title of Class of Securities)

                              345370860
                   ______________________________
                           (CUSIP Number)

                          December 31, 2007
     ___________________________________________________________
       (Date of Event Which Requires Filing of this Statement)

Check the  appropriate  box to designate  the Rule  pursuant to which this Schedule is filed:

                         [X] Rule 13d - 1(b)
                         [ ] Rule 13d - 1(c)
                         [ ] Rule 13d - 1(d)

*    The  remainder  of this  cover  page  shall be filled  out for a reporting  person's  initial  filing on this form with respect to the subject  class  of  securities,  and  for  any  subsequent  amendment containing  information which would alter  disclosures  provided in a prior cover page.

     The  information  required on the  remainder  of this page shall not be deemed to be  "filed"  for the  purpose  of  Section 18 of the
Securities  Exchange Act of 1934 ("Act") or otherwise  subject to the liabilities  of that  section  of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

-----------------                          --------------
CUSIP         No            13G            Page 2 of 22
345370860                                      Pages
-----------------                          --------------

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       Bank of America Corporation
       56-0906609

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK THE  APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)
       (a) [ ]
                                           (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                Delaware
---------------------------------------------------------
---------------------------------------------------------
                                                       0
               5  SOLE VOTING POWER
  NUMBER OF
    SHARES
 BENEFICIALLY
OWNED BY EACH
  REPORTING
 PERSON WITH

---------------------------------------------------------
---------------------------------------------------------
                                             282,417,570
               6  SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------

               7  SOLE DISPOSITIVE                     0
               POWER
---------------------------------------------------------
---------------------------------------------------------
               8  SHARED DISPOSITIVE         289,399,119
               POWER
---------------------------------------------------------
---------------------------------------------------------
  9    AGGREGATE  AMOUNT   BENEFICIALLY  OWNED  BY  EACH
       REPORTING PERSON
                                             289,399,119
---------------------------------------------------------
---------------------------------------------------------
  10   CHECK  IF  THE   AGGREGATE   AMOUNT  IN  ROW  (9)
       EXCLUDES CERTAIN SHARES (See Instructions)

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                  14.11%
---------------------------------------------------------
---------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

                                                      HC
---------------------------------------------------------

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       NB Holdings Corporation
       56-1857749

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK THE  APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)
       (a) [ ]
                                           (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                Delaware
---------------------------------------------------------
---------------------------------------------------------
                                                       0
               5  SOLE VOTING POWER
  NUMBER OF
    SHARES
 BENEFICIALLY
OWNED BY EACH
  REPORTING
 PERSON WITH

---------------------------------------------------------
---------------------------------------------------------
                                             282,389,106
               6  SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------

               7  SOLE DISPOSITIVE                     0
               POWER
---------------------------------------------------------
---------------------------------------------------------
               8  SHARED DISPOSITIVE         282,955,748
               POWER
---------------------------------------------------------
---------------------------------------------------------
  9    AGGREGATE  AMOUNT   BENEFICIALLY  OWNED  BY  EACH
       REPORTING PERSON
                                             282,955,748
---------------------------------------------------------
---------------------------------------------------------
  10   CHECK  IF  THE   AGGREGATE   AMOUNT  IN  ROW  (9)
       EXCLUDES CERTAIN SHARES (See Instructions)

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                  13.84%
---------------------------------------------------------
---------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

                                                      HC
---------------------------------------------------------

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       Bank of America, NA
       94-1687665

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK THE  APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)
       (a) [ ]
                                           (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                           United States
---------------------------------------------------------
---------------------------------------------------------
                                                 518,624
               5  SOLE VOTING POWER
  NUMBER OF
    SHARES
 BENEFICIALLY
OWNED BY EACH
  REPORTING
 PERSON WITH

---------------------------------------------------------
---------------------------------------------------------
                                               4,758,308
               6  SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------

               7  SOLE DISPOSITIVE               414,299
               POWER
---------------------------------------------------------
---------------------------------------------------------
               8  SHARED DISPOSITIVE           5,142,675
               POWER
---------------------------------------------------------
---------------------------------------------------------
  9    AGGREGATE  AMOUNT   BENEFICIALLY  OWNED  BY  EACH
       REPORTING PERSON
                                               5,556,974
---------------------------------------------------------
---------------------------------------------------------
  10   CHECK  IF  THE   AGGREGATE   AMOUNT  IN  ROW  (9)
       EXCLUDES CERTAIN SHARES (See Instructions)

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                    .27%
---------------------------------------------------------
---------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

                                                      BK
---------------------------------------------------------

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       United States Trust Company, NA
       13-3818954

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK THE  APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)
       (a) [ ]
                                           (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                           United States
---------------------------------------------------------
---------------------------------------------------------
                                                 412,032
               5  SOLE VOTING POWER
  NUMBER OF
    SHARES
 BENEFICIALLY
OWNED BY EACH
  REPORTING
 PERSON WITH

---------------------------------------------------------
---------------------------------------------------------
                                             270,913,632
               6  SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------

               7  SOLE DISPOSITIVE               431,463
               POWER
---------------------------------------------------------
---------------------------------------------------------
               8  SHARED DISPOSITIVE         270,984,439
               POWER
---------------------------------------------------------
---------------------------------------------------------
  9    AGGREGATE  AMOUNT   BENEFICIALLY  OWNED  BY  EACH
       REPORTING PERSON
                                             271,415,902
       (includes 160,230,031 shares of common stock
       held as trustee on behalf of the Ford Motor
       Company Savings and Stock Investment Plan for
       Salaried Employees and 110,683,601 shares of
       common stock held as trustee on behalf of the
       Ford Motor Company Savings and Stock Investment
       Plan for Hourly Employees)
---------------------------------------------------------
---------------------------------------------------------
  10   CHECK  IF  THE   AGGREGATE   AMOUNT  IN  ROW  (9)
       EXCLUDES CERTAIN SHARES (See Instructions)

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                  13.30%
---------------------------------------------------------
---------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

                                                      BK
---------------------------------------------------------

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       BAC North America Holding Company
       36-3737560

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK THE  APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)
       (a) [ ]
                                           (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                Delaware
---------------------------------------------------------
---------------------------------------------------------
                                                       0
               5  SOLE VOTING POWER
  NUMBER OF
    SHARES
 BENEFICIALLY
OWNED BY EACH
  REPORTING
 PERSON WITH

---------------------------------------------------------
---------------------------------------------------------
                                                  28,464
               6  SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------

               7  SOLE DISPOSITIVE                     0
               POWER
---------------------------------------------------------
---------------------------------------------------------
               8  SHARED DISPOSITIVE              30,325
               POWER
---------------------------------------------------------
---------------------------------------------------------
  9    AGGREGATE  AMOUNT   BENEFICIALLY  OWNED  BY  EACH
       REPORTING PERSON
                                                  30,325
---------------------------------------------------------
---------------------------------------------------------
  10   CHECK  IF  THE   AGGREGATE   AMOUNT  IN  ROW  (9)
       EXCLUDES CERTAIN SHARES (See Instructions)

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                    .00%
---------------------------------------------------------
---------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

                                                      HC
---------------------------------------------------------

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       LaSalle Bank Corporation
       36-2685437

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK THE  APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)
       (a) [ ]
                                           (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                Delaware
---------------------------------------------------------
---------------------------------------------------------
                                                       0
               5  SOLE VOTING POWER
  NUMBER OF
    SHARES
 BENEFICIALLY
OWNED BY EACH
  REPORTING
 PERSON WITH

---------------------------------------------------------
---------------------------------------------------------
                                                  28,464
               6  SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------

               7  SOLE DISPOSITIVE                     0
               POWER
---------------------------------------------------------
---------------------------------------------------------
               8  SHARED DISPOSITIVE              30,325
               POWER
---------------------------------------------------------
---------------------------------------------------------
  9    AGGREGATE  AMOUNT   BENEFICIALLY  OWNED  BY  EACH
       REPORTING PERSON
                                                  30,325
---------------------------------------------------------
---------------------------------------------------------
  10   CHECK  IF  THE   AGGREGATE   AMOUNT  IN  ROW  (9)
       EXCLUDES CERTAIN SHARES (See Instructions)

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                    .00%
---------------------------------------------------------
---------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

                                                      HC
---------------------------------------------------------

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       LaSalle Bank, N.A.
       36-0884183

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK THE  APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)
       (a) [ ]
                                           (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                           United States
---------------------------------------------------------
---------------------------------------------------------
                                                  28,464
               5  SOLE VOTING POWER
  NUMBER OF
    SHARES
 BENEFICIALLY
OWNED BY EACH
  REPORTING
 PERSON WITH

---------------------------------------------------------
---------------------------------------------------------
                                                       0
               6  SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------

               7  SOLE DISPOSITIVE                12,410
               POWER
---------------------------------------------------------
---------------------------------------------------------
               8  SHARED DISPOSITIVE              17,915
               POWER
---------------------------------------------------------
---------------------------------------------------------
  9    AGGREGATE  AMOUNT   BENEFICIALLY  OWNED  BY  EACH
       REPORTING PERSON
                                                  30,325
---------------------------------------------------------
---------------------------------------------------------
  10   CHECK  IF  THE   AGGREGATE   AMOUNT  IN  ROW  (9)
       EXCLUDES CERTAIN SHARES (See Instructions)

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                    .00%
---------------------------------------------------------
---------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

                                                      BK
---------------------------------------------------------

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       Banc of America Securities Holdings Corporation
       56-2103478

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK THE  APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)
       (a) [ ]
                                           (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                Delaware
---------------------------------------------------------
---------------------------------------------------------
                                                       0
               5  SOLE VOTING POWER
  NUMBER OF
    SHARES
 BENEFICIALLY
OWNED BY EACH
  REPORTING
 PERSON WITH

---------------------------------------------------------
---------------------------------------------------------
                                               4,736,591
               6  SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------

               7  SOLE DISPOSITIVE                     0
               POWER
---------------------------------------------------------
---------------------------------------------------------
               8  SHARED DISPOSITIVE           4,736,591
               POWER
---------------------------------------------------------
---------------------------------------------------------
  9    AGGREGATE  AMOUNT   BENEFICIALLY  OWNED  BY  EACH
       REPORTING PERSON
                                               4,736,591
---------------------------------------------------------
---------------------------------------------------------
  10   CHECK  IF  THE   AGGREGATE   AMOUNT  IN  ROW  (9)
       EXCLUDES CERTAIN SHARES (See Instructions)

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                    .23%
---------------------------------------------------------
---------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

                                                      HC
---------------------------------------------------------

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       Banc of America Securities LLC
       56-2058405

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK THE  APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)
       (a) [ ]
                                           (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                Delaware
---------------------------------------------------------
---------------------------------------------------------
                                               4,736,591
               5  SOLE VOTING POWER
  NUMBER OF
    SHARES
 BENEFICIALLY
OWNED BY EACH
  REPORTING
 PERSON WITH

---------------------------------------------------------
---------------------------------------------------------
                                                       0
               6  SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------

               7  SOLE DISPOSITIVE             4,736,591
               POWER
---------------------------------------------------------
---------------------------------------------------------
               8  SHARED DISPOSITIVE                   0
               POWER
---------------------------------------------------------
---------------------------------------------------------
  9    AGGREGATE  AMOUNT   BENEFICIALLY  OWNED  BY  EACH
       REPORTING PERSON
                                               4,736,591
---------------------------------------------------------
---------------------------------------------------------
  10   CHECK  IF  THE   AGGREGATE   AMOUNT  IN  ROW  (9)
       EXCLUDES CERTAIN SHARES (See Instructions)

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                    .23%
---------------------------------------------------------
---------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

                                                      BD
---------------------------------------------------------

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       NMS Services Inc.
       52-2082247

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK THE  APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)
       (a) [ ]
                                           (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                Delaware
---------------------------------------------------------
---------------------------------------------------------
                                                       0
               5  SOLE VOTING POWER
  NUMBER OF
    SHARES
 BENEFICIALLY
OWNED BY EACH
  REPORTING
 PERSON WITH

---------------------------------------------------------
---------------------------------------------------------
                                                       0
               6  SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------

               7  SOLE DISPOSITIVE                     0
               POWER
---------------------------------------------------------
---------------------------------------------------------
               8  SHARED DISPOSITIVE           6,413,046
               POWER
---------------------------------------------------------
---------------------------------------------------------
  9    AGGREGATE  AMOUNT   BENEFICIALLY  OWNED  BY  EACH
       REPORTING PERSON
                                               6,413,046
---------------------------------------------------------
---------------------------------------------------------
  10   CHECK  IF  THE   AGGREGATE   AMOUNT  IN  ROW  (9)
       EXCLUDES CERTAIN SHARES (See Instructions)

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                    .31%
---------------------------------------------------------
---------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

                                                      CO
---------------------------------------------------------

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       NMS Services (Cayman) Inc.
       98-0186458

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK THE  APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)
       (a) [ ]
                                           (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                          Cayman Islands
---------------------------------------------------------
---------------------------------------------------------
                                                       0
               5  SOLE VOTING POWER
  NUMBER OF
    SHARES
 BENEFICIALLY
OWNED BY EACH
  REPORTING
 PERSON WITH

---------------------------------------------------------
---------------------------------------------------------
                                                       0
               6  SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------

               7  SOLE DISPOSITIVE                     0
               POWER
---------------------------------------------------------
---------------------------------------------------------
               8  SHARED DISPOSITIVE           6,413,046
               POWER
---------------------------------------------------------
---------------------------------------------------------
  9    AGGREGATE  AMOUNT   BENEFICIALLY  OWNED  BY  EACH
       REPORTING PERSON
                                               6,413,046
---------------------------------------------------------
---------------------------------------------------------
  10   CHECK  IF  THE   AGGREGATE   AMOUNT  IN  ROW  (9)
       EXCLUDES CERTAIN SHARES (See Instructions)

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                    .31%
---------------------------------------------------------
---------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

                                                      CO
---------------------------------------------------------

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       Columbia Management Group, LLC
       94-1687665

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK THE  APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)
       (a) [ ]
                                           (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                Delaware
---------------------------------------------------------
---------------------------------------------------------
                                                       0
               5  SOLE VOTING POWER
  NUMBER OF
    SHARES
 BENEFICIALLY
OWNED BY EACH
  REPORTING
 PERSON WITH

---------------------------------------------------------
---------------------------------------------------------
                                               5,763,212
               6  SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------

               7  SOLE DISPOSITIVE                     0
               POWER
---------------------------------------------------------
---------------------------------------------------------
               8  SHARED DISPOSITIVE           6,146,997
               POWER
---------------------------------------------------------
---------------------------------------------------------
  9    AGGREGATE  AMOUNT   BENEFICIALLY  OWNED  BY  EACH
       REPORTING PERSON
                                               6,146,997
---------------------------------------------------------
---------------------------------------------------------
  10   CHECK  IF  THE   AGGREGATE   AMOUNT  IN  ROW  (9)
       EXCLUDES CERTAIN SHARES (See Instructions)

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                    .30%
---------------------------------------------------------
---------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

                                                      PN
---------------------------------------------------------

---------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       Columbia Management Advisors, LLC
       94-1687665

---------------------------------------------------------
---------------------------------------------------------
  2    CHECK THE  APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)
       (a) [ ]
                                           (b) [ ]
---------------------------------------------------------
---------------------------------------------------------
  3    SEC USE ONLY

---------------------------------------------------------
---------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                Delaware
---------------------------------------------------------
---------------------------------------------------------
                                               5,763,212
               5  SOLE VOTING POWER
  NUMBER OF
    SHARES
 BENEFICIALLY
OWNED BY EACH
  REPORTING
 PERSON WITH

---------------------------------------------------------
---------------------------------------------------------
                                                       0
               6  SHARED VOTING POWER
---------------------------------------------------------
---------------------------------------------------------

               7  SOLE DISPOSITIVE             6,146,997
               POWER
---------------------------------------------------------
---------------------------------------------------------
               8  SHARED DISPOSITIVE                   0
               POWER
---------------------------------------------------------
---------------------------------------------------------
  9    AGGREGATE  AMOUNT   BENEFICIALLY  OWNED  BY  EACH
       REPORTING PERSON
                                               6,146,997
---------------------------------------------------------
---------------------------------------------------------
  10   CHECK  IF  THE   AGGREGATE   AMOUNT  IN  ROW  (9)
       EXCLUDES CERTAIN SHARES (See Instructions)

                                                    [  ]
---------------------------------------------------------
---------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                    .30%
---------------------------------------------------------
---------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

                                                      PN
---------------------------------------------------------

-----------------------------------------------------------
   1     NAMES OF REPORTING PERSONS
         I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
         (ENTITIES ONLY):

         Banc of America Investment Advisors, Inc.
         56-2058405

-----------------------------------------------------------
-----------------------------------------------------------
   2     CHECK THE  APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)
                      (a) [ ]
                                             (b) [ ]
-----------------------------------------------------------
-----------------------------------------------------------
   3     SEC USE ONLY

-----------------------------------------------------------
-----------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

                                                  Delaware
-----------------------------------------------------------
-----------------------------------------------------------
                                                         0
                 5  SOLE VOTING POWER
   NUMBER OF
     SHARES
  BENEFICIALLY
 OWNED BY EACH
   REPORTING
  PERSON WITH

-----------------------------------------------------------
-----------------------------------------------------------
                                                 1,453,522
                 6  SHARED VOTING POWER
-----------------------------------------------------------
-----------------------------------------------------------

                 7  SOLE DISPOSITIVE                     0
                 POWER
-----------------------------------------------------------
-----------------------------------------------------------
                 8  SHARED DISPOSITIVE                   0
                 POWER
-----------------------------------------------------------
-----------------------------------------------------------
     9      AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH
            REPORTING PERSON
                                                 1,453,522
-----------------------------------------------------------
-----------------------------------------------------------
    10      CHECK  IF THE  AGGREGATE  AMOUNT  IN  ROW  (9)
            EXCLUDES CERTAIN SHARES (See Instructions)

                                                      [  ]
-----------------------------------------------------------
-----------------------------------------------------------
    11      PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW
            (9)

                                                      .07%
-----------------------------------------------------------
-----------------------------------------------------------
    12      TYPE OF REPORTING PERSON (See Instructions)

                                                        LA
-----------------------------------------------------------

*Please note that this Amendment number two is a re-filing of the
         13GA2 filed on February 7,
  2008 to correct an inadvertent typographical error in the
         Explanatory Note.

Explanatory Note:

This  Amendment  No. 2 amends the  statement on Schedule 13G filed by
United States Trust  Company,  N.A. with the  Securities and Exchange
Commission on February 14, 2007.  United States Trust  Company,  N.A.
merged into Bank of America Corporation on July 1, 2007.

Shares  reported on line nine of page five  relating to United States
Trust Company,  N.A., include 160,230,031 shares of common stock held in trust on  behalf  of the Ford  Motor  Company  Savings  and  Stock
Investment  Plan for Salaried  Employees  and  110,683,601  shares of common  stock held as  trustee  on behalf of the Ford  Motor  Company
Savings  and  Stock  Investment  Plan for  Hourly  Employees.  United
States Trust Company,  N.A. has shared voting and dispositive  powers with  respect to the shares of Ford Motor  Company common  stock held
under  the  terms  of  the  trusts  established   to fund  the  above
referenced plans.

Item 1(a).    Name of Issuer:

         Ford Motor Co

Item 1(b).    Address of Issuer's Principal Executive Offices:

         One American Road
         Dearborn, Michigan 48126

Item 2(a).    Name of Person Filing:

         Bank of America Corporation
         NB Holdings Corporation
         Bank of America N.A.
         United States Trust Company, N.A.
         BAC North America Holding Company
         LaSalle Bank Corporation
         LaSalle Bank, N.A.
         Banc of America Securities Holdings Corporation
         Banc of America Securities LLC
         Banc of America Investment Services, Inc.
         NMS Services Inc.
         NMS Services (Cayman) Inc.
         Columbia Management Group, LLC
         Columbia Management Advisors, LLC
         Banc of America Investment Advisors, Inc

Item 2(b).    Address  of  Principal  Business  Office  or,  if None,
         Residence:

         Each  Reporting  Person  has its or his  principal  business office at 100 North Tryon Street,  Floor 25, Bank of America
         Corporate Center, Charlotte, NC 28255.

Item 2(c).    Citizenship:

         Bank of America Corporation     Delaware
         NB Holdings Corporation         Delaware
         Bank of America N.A.            United States
         United States Trust Company, N.A.   United States
         BAC North America Holding Company   Delaware
         LaSalle Bank Corporation        Delaware
         LaSalle Bank, N.A.              United States
         Banc of America Securities Holdings Corporation   Delaware
         Banc of America Securities LLC  Delaware
         Banc of America Investment Services, Inc.    Florida
         NMS Services Inc.               Delaware
         NMS Services (Cayman) Inc.      Cayman Islands
         Columbia Management Group, LLC  Delaware
         Columbia Management Advisors, LLC   Delaware
         Banc of America Investment Advisors, Inc.         Delaware

Item 2(d).    Title of Class of Securities:

         Common Stock

Item 2(e).    CUSIP Number:

         345370860

Item 3.  If This  Statement is Filed  Pursuant to Rule  13d-1(b),  or
         13d-2(b) or (c), Check Whether the Person Filing is a:

         (a)  [ ] Broker or dealer  registered  under  Section 15  of the Exchange Act.
         (b)  [  ]  Bank  as  defined  in   Section 3(a)(6)   of  the
         Exchange Act.
         (c)  [ ]  Insurance  company as defined in  Section 3(a)(19)
              of the Exchange Act.
         (d)  [ ] Investment  company  registered  under Section 8 of the Investment Company Act.
         (e)  [  ]  An   investment   adviser  in   accordance   with
         Rule 13d-1(b)(1)(ii)(E).
         (f)  [ ] An  employee  benefit  plan  or  endowment  fund in accordance with Rule 13d-1(b)(1)(ii)(F).
         (g)  [X] A parent  holding  company  or  control  person  in accordance with Rule 13d-1(b)(1)(ii)(G).
         (h)  [ ] A savings  association  as defined in  Section 3(b)
              of the Federal Deposit Insurance Act.
         (i)  [  ]  A  church   plan  that  is   excluded   from  the
              definition  of  an  investment  company  under  Section
              3(c)(14) of the Investment Company Act.
         (j)  [  ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c),  check this box.  [  ]

Item 4.  Ownership:

         With respect to the  beneficial  ownership of the  reporting person,  see Items 5 through  11 of the cover  pages to this
         Schedule 13G, which are incorporated herein by reference.

Item 5.  Ownership of Five Percent or Less of a Class:

         If this  statement is being filed to report the fact that as of the date  hereof  the  reporting  person has ceased to be the beneficial  owner of more than five percent of the class
         of securities, check the following  [    ].

Item 6.  Ownership  of More than Five  Percent  on Behalf of  Another
         Person:

         Not applicable.

Item 7.  Identification  and  Classification  of the Subsidiary Which
         Acquired  the  Security  Being  Reported  on by  the  Parent
         Holding Company or Control Person:

         With    respect    to    Subsidiary    Identification    and
         Classification,  see Items 5 through  11 of the cover  pages to this  Schedule  13G,  which  are  incorporated  herein by reference.

Item 8.  Identification and Classification of Members of the Group:

         Not applicable.

Item 9.  Notice of Dissolution of Group:

         Not applicable.

Item 10. Certification:

         By signing below each of the undersigned  certifies that, to the best of such  undersigned's  knowledge  and belief,  the securities  referred to above were  acquired and are held in the  ordinary  course of business  and were not acquired and are not for the  purpose of or with the  effect of  changing or  influencing  the control of the issuer of the securities and were not  acquired and are not held in  connection  with or as a participant in any  transaction  having that purpose or effect.

                                SIGNATURE

After reasonable  inquiry and to the best of my knowledge and belief,
I certify that the  information  set forth in this statement is true, complete and correct.

Dated:   February 5, 2008

Bank of America Corporation
NB Holdings Corporation
Bank of America, N.A.
LaSalle Bank Corporation
LaSalle Bank, N.A.

By:      /s/ Lucille E. Reymann
     _____________________
     Lucille E. Reymann
     Senior Vice President

BAC North America Holding Company

By:  /s/ Charles F. Bowman
     _____________________
     Charles F. Bowman
     Senior Vice President

Columbia Management Group, LLC
Columbia Management Advisors, LLC

By:      /s/ Michael A. Jones
     _____________________
     Michael A. Jones
     President

Banc of America Securities Holdings Corporation

By:      /s/ Robert Qutub
     _____________________
     Robert Qutub
     President

Banc of America Securities LLC
NMS Services Inc.
NMS Services (Cayman) Inc.

By:      /s/ Matthew Smith
     _____________________
     Matthew Smith
     Principal

United States Trust Company, N.A.

By:  /s/ Michael Murphy
     ______________________
     Michael Murphy
     Senior Vice President

Banc of America Investment Advisors, Inc.

By:      /s/ Daniel S. McNamara
            ____________________
     Daniel S. McNamara
            President

                                                         Exhibit 99.1

                  EXHIBIT 99.1 - JOINT FILING AGREEMENT

     The   undersigned   hereby  agree  that  they  are  filing  this
statement  jointly  pursuant  to  Rule  13d-1(k)(1).  Each of them is responsible  for  the  timely  filing  of such  Schedule  13G and any amendments  thereto,  and for the  completeness  and  accuracy of the information  concerning such person  contained  therein;  but none of
them  is  responsible  for  the   completeness  or  accuracy  of  the
information  concerning the other persons  making the filing,  unless such person knows or has reason to believe that such  information  is inaccurate.

     In  accordance  with  Rule  13d-1(k)(1)  promulgated  under  the
Securities  and Exchange  Act of 1934,  as amended,  the  undersigned hereby  agree to the joint  filing  with each other on behalf of each of them of to such a statement  on Schedule  13G with  respect to the common  stock  of  beneficially  owned by each of  them.  This  Joint
Filing  Agreement  shall be included  as an exhibit to such  Schedule
13G.

Dated:   February 5, 2008

Bank of America Corporation
NB Holdings Corporation
Bank of America, N.A.
LaSalle Bank Corporation
LaSalle Bank, N.A.

By:      /s/ Lucille E. Reymann
     _____________________
     Lucille E. Reymann
     Senior Vice President

BAC North America Holding Company

By:  /s/ Charles F. Bowman
     _____________________
     Charles F. Bowman
     Senior Vice President

Columbia Management Group, LLC
Columbia Management Advisors, LLC

By:      /s/ Michael A. Jones
     _____________________
     Michael A. Jones
     President

Banc of America Securities Holdings Corporation

By:      /s/ Robert Qutub
     _____________________
     Robert Qutub
     President

Banc of America Securities LLC
NMS Services Inc.
NMS Services (Cayman) Inc.

By:      /s/ Matthew Smith
     _____________________
     Matthew Smith
     Principal

United States Trust Company, N.A.

By:  /s/ Michael Murphy
     ______________________
     Michael Murphy
     Senior Vice President

Banc of America Investment Advisors, Inc.

By:      /s/ Daniel S. McNamara
            ____________________
     Daniel S. McNamara
            President